Exhibit (i)

Dear employees,

Today marks a significant milestone for our company – one that is a direct result of all of your hard work. Moments ago, we announced that our Board of Directors unanimously approved a transaction under which Everyday Health will be acquired by Ziff Davis, a leading global digital media company interested in entering the healthcare vertical. This transaction brings together two leading providers of digital content, marketing and communications solutions, creating a unique opportunity to accelerate our mission to empower and inspire people to live their healthiest lives every day. The press release issued this morning is attached to this email.

As you may know, Ziff Davis operates a portfolio of properties that reaches over 100 million individuals per month in the technology, gaming, entertainment and lifestyle verticals. The company is a 700+ employee subsidiary of j2 Global, Inc. (NASDAQGS: JCOM), and is headquartered in New York City, with offices in San Francisco, Los Angeles, Chicago, Seattle, Scottsdale, Montreal, Basingstoke, London, Austin, Pune and Sydney. You can learn more about Ziff Davis and j2 Global by visiting www.ziffdavis.com and www.j2global.com.

This transaction is an exciting win-win for all key stakeholders: it positions Everyday Health to reach the next phase of growth and enhances our customer offerings; our shareholders will receive immediate, premium value for their shares; and, we expect that you, our employees, will have the opportunity to accelerate our vision to build the premier marketing and communications platform for healthcare companies seeking to engage and influence consumers and healthcare professionals.

I will be holding an all-hands employee meeting later today to discuss the announcement and answer your questions – an invitation with the meeting details will be sent to you shortly.

The transaction has not yet closed and is subject to certain regulatory approvals and the tender of shares by holders of a majority of our stock. Until the transaction is closed, which is expected to occur by the end of the year, Everyday Health and Ziff Davis will remain separate companies. In short, everything remains business as usual and it is important that we all stay focused on continuing to provide great content, tools, and services to our users and customers.

As you can imagine, this announcement may lead to inquiries from the press, investors and customers. Consistent with company policy, please forward any outside inquiries to Melanie Goldey, SVP of IR, at mgoldey@everydayhealthinc.com r (646) 728-9576. In addition, in order to comply with the legal requirements of the transaction, you should not tweet, post, or otherwise communicate anything about this transaction without prior authorization.

On behalf of our Board of Directors and the rest of the management team, thank you for your hard work and continued dedication to Everyday Health. I am honored to lead such a talented team and am so proud of what we have accomplished together, and look forward to all that we will accomplish as part of Ziff Davis.

Ben

Chief Executive Officer

Notice to Investors/Important Additional Information and Where to Find It

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Everyday Health’s common stock or other securities. The tender offer (the “Offer”) described in this communication has not yet commenced. Upon commencement of the Offer, Ziff-Davis, LLC and Project Echo Acquisition Corp. (the “Purchaser”) will file with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO and related exhibits, including the offer to purchase (the “Offer to Purchase”), letter of transmittal (the “Letter of Transmittal”), and other related documents and, thereafter, Everyday Health will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Once filed, holders of common stock and other Everyday Health securities can obtain these documents free of charge from the SEC’s website at www.sec.gov. Holders of common stock and other Everyday Health securities may also obtain, at no charge, any documents filed with or furnished to the SEC by Everyday Health from the “Investor Relations” section of Everyday Health website at http://corporate.everydayhealth.com. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF EVERYDAY HEALTH SECURITIES ARE ADVISED TO READ THESE DOCUMENTS AND RELATED EXHIBITS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER.

Cautionary Statement Regarding Forward-Looking Statements

The statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on Everyday Health’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the merger (the “Merger”); statements regarding the anticipated filings and approvals relating to the Offer and the Merger; statements regarding the expected completion of the Offer and the Merger and statements regarding the ability of the Purchaser to complete the Offer and the Merger considering the various closing conditions. Everyday Health’s actual future results may differ materially from Everyday Health’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of Everyday Health’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions to the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Everyday Health, including the risks and uncertainties detailed under “Risk Factors” and elsewhere in Everyday Health’s public filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Everyday Health undertakes no obligation to revise or update this communication to reflect events or circumstances after the date hereof, except as required by law.